Exhibit 10.10

Asset Purchase Agreement

The purchase agreement has the purpose of transfer the intangible asset which can provide cosmetic products and potential sales.

MBK, Co. , Ltd. (the "Issuer") a company duly incorporated in South Korea and listed on the KOSDAQ Market of Korea Exchange(KOSDAQ: 159910), with its principal place of business at [ 5FI Song Hyun BLD, Sung Reung Ro 111 Gil, 32, Non-hyun Dong , Seoul Korea] Seoul Korea (“the buyer”)

IMK Korea Co,. Ltd, a company duly incorporated and existing under the law of the republic of Korea (“Korea”) with its principal place of business at [22FI KGIT Sang Am- Dong Mapo-Gu Seoul Korea], Seoul Korea( “the Seller”)

--Witnesseth: -

Section 1: “Transfer of objects”

The contract includes all the right of MOU to operate cosmetic business in Brunei, and Recipe of cosmetics(120 types), trademarks and other intangible asset as internally developed by IMK Korea (Please find in appendix, here in after it refer as “Object Assets”), and but not transfer any liabilities and debts of IMK Korea.

Section 2: “The Sales Amounts”

Both parties accept the total amount of “Object Asset” as mentioned in Section 1, is KRW 288,700,000 which is based on the valuation report of accounting firm.

Section 3: “The payment of Transfer”

As mentioned in Section 2, the payment method is same as the followings:

1.	The Amount that the buyer would pay to “the seller” is KRW 288,700,000; the deal will offset the currently existing amount of MBK Loans of IMK Korea, as of Jan 28, 2016.

2.	Since the agreement being made, the payment is completed.

Section 4: “The Seller’s Duty”

1.	Since the agreement being made, “the seller” has to transfer the “Object Assets” and prepare the requirement if the change in the listing name of the public/national registration service.

2.	“The seller” should charge the service fees or commission fees if the change in the listing name in the public/national registration service.

Section 5: “Responsibility and Warranty by Transfer”

“The Seller” should reserve all the rights of subject and no restriction for use and sales and finish the legal procedure on sales approvals and the company AOI & B.O.D Resolution.

Section 6: “limitation in the line of Business”

Without the consent of “the buyer”, “the seller” cannot provide directly or indirectly same and similar business and operation, after the contract date, Jan 28, 2016.

Section 7: “Compensation”

If “the seller” violate materially the article and conditions of the agreement, or violate intentionally and gross negligence, the seller should compensate KRW 300,000,000 as punitive compensation.

Section 8: “General Rules”

1. In order to meet the fulfillment of the agreement, both parties cooperate with faith and sincerity.

2. All facts that find from both organizations for joint discussion process will not be able to expose outside without any prior consultation and all responsibilities that occur concerning a violation are charged on a violator.

3. “The Buyer” take charge in the payment of due diligence

4. The attribute and position of both parties on transaction cannot be transferred to 3rd Party

5. If ambiguous articles and conditions cannot be cleared, both parties should have mutual discussion at first, and then follow the standards and rules of Korean commercial business.

Section 8: “Conflict Resolution”

If the conflicts arise, the legal suit will be designated to Seoul Central Court

Both organizations make every effort for the successful propulsion and an accomplishment of the enterprise, in order to identify that the agreement is formed; both organizations need to draw up 2 copies of the form and seal registration, keep a copy each

Signed by Mr. Park Sung Ho	Signed by Jae Kang LEE

for and on behalf of	for and on behalf of

MBK	IMK Korea